Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE	October 2, 2023

BUTLER NATIONAL ACQUIRES KC MACHINE BUSINESS Butler National Acquires Machine Business to Complement Aircraft Modifications and Grow Product Offerings

New Century, Kansas, October 2, 2023 - Butler National Corporation (OTCQB: BUKS), a leader in the growing global market for specialized aircraft structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announced the acquisition of KC Machine, a recognized provider of high-quality precision machine parts, located just outside Kansas City.

KC Machine has been in business for more than twenty years delivering unique, convenient and reliable solutions, high-quality precision parts and working with customers to support many diverse businesses, including products for the Department of Defense. The company provides machine service as well as repairs and extensive fabrication capabilities. Additionally, they are a recognized design partner with many customers providing prototypes, as well as production solutions, and offering cooperative design engineering.

Similar to Butler National, KC Machine is registered and compliant with the International Traffic in Arms Regulations (ITAR). KC Machine is certified to ISO 9001:2015 and a member of the National Tooling and Machining Association.

“The KC Machine acquisition brings significant synergy to Butler National,” said Chris Reedy, President and CEO of Butler National. “With the increased level of Avcon subsidiary aircraft modification activity, the need for parts and skilled workers to cost-effectively fabricate parts, this acquisition makes tremendous sense. We anticipate a fairly seamless integration of KC Machine into Butler National while maintaining its existing business levels.

Keith Diebold, former CEO of KC Machine, added, “The Butler National acquisition of KC Machine provides growth opportunities and a well-established, reliable corporate owner for the KC Machine employees and customers. I am continuing to support the company’s business activities and am confident that the results of the transition will be positive.”

Butler National plans to continue promoting the KC Machine Business name and maintain the existing culture at the facility, which already mirrors its own values.

“We are excited to have the employees join the Butler Team, and we appreciate Keith Diebold’s commitment to the transition,” said Reedy. “Butler National will continue to look for growth opportunities that add synergy to our existing aerospace business segment and bring long-term shareholder value to the corporation.”

More About Butler National Corporation

Butler National Corporation, a 50-year-old public stock company, is recognized for its unique aircraft modification products and professional gaming management services.

Butler National manufactures, sells and services systems for private, commercial and military aircraft through its subsidiaries:  Avcon Industries, Inc., a leading provider of aircraft structural modifications and systems integrations to both commercial and government entities; Butler Avionics, Inc., an FAA-approved repair station specializing in avionics retrofits, overhauls, manufacturing and repair; and Butler National Corporation – Tempe, a manufacturer of electronic controls and cabling.

Butler National through its wholly owned subsidiaries, BHCMC, LLC and Butler National Service Corporation, manages the Boot Hill Casino & Resort that features over 500 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill. The facility also features a DraftKings branded retail sports book.

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For more information, contact:	For investor information, contact:
Melinda Tiemeyer, Public Relations	David Drewitz, Investor Relations
mtiemeyer@parriscommunications.com	david@creativeoptionscommunications.com
816-721-1000	972-814-5723